UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Global Energy Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Global Energy Group, Inc.

2346 Success Drive

Odessa, Florida 33556

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

     On    , 2004, Global Energy Group, Inc. will hold its annual meeting of stockholders at 5000 Legacy Drive, Suite 470, Plano, Texas. The meeting will begin at 10:00 a.m. Dallas, Texas time.

     Only stockholders that own stock at the close of business on    , 2004 can vote at this meeting. At the meeting we will:

•	Elect one Class I Director and two Class II Directors to the Board of Directors of Global Energy;

•	Vote on the approval of an amendment to Global Energy’s Certificate of Incorporation to terminate Global Energy’s three-class Board of Directors structure so that all directors are elected annually;

•	Vote on the approval of an amendment to Global Energy’s Certificate of Incorporation to increase the authorized number of shares of common stock, $.001 par value per share, of Global Energy from 50 million to 100 million; and

•	Attend to any other business properly brought before the meeting.

     Your Board of Directors recommends that you vote FOR of each of the nominees to serve on the Board of Directors and FOR the amendments to Global Energy’s Certificate of Incorporation as described in the Proxy Statement.

By Order of the Board of Directors,

JOHN R. BAILEY
Secretary

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card following the instructions on the proxy card.

__________, 2004

Global Energy Group, Inc.

2346 Success Drive

Odessa, Florida 33556

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.     Q: Why am I receiving this Proxy Statement?

A: Global Energy Group, Inc., a Delaware corporation (“Global Energy” or the “Company”), is furnishing this proxy statement to stockholders of Global Energy as of    , 2004 in connection with its solicitation of proxies to be voted at Global Energy’s annual meeting of stockholders, or at any adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at 5000 Legacy Drive, Suite 470, Plano, Texas, on    , 2004, at 10:00 a.m., Dallas, Texas time. For questions relating to the annual meeting or the Company, please call our principal executive offices at (972) 943-6000.

2.     Q: Who is soliciting my vote?

A: Proxies may be solicited by mail, personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of Global Energy. Global Energy also will supply brokers, nominees or other custodians with the number of proxy forms, proxy statements, and annual reports they may require for forwarding to beneficial owners, and Global Energy will reimburse these persons for their expenses. Global Energy will pay the expenses for soliciting proxies.

3.     Q: When was this Proxy Statement mailed to stockholders?

A: This proxy statement was mailed to stockholders on or about    , 2004.

4.     Q: What may I vote on?

A: (1) The election of one Class I member to the Board of Directors of Global Energy to serve until the annual meeting of stockholders to be held in 2006 and the election of two Class II members of the Board of Directors of Global Energy to serve until the annual meeting of stockholders to be held in 2007, and in each case until their respective successors are elected and qualified (if Proposal 2 below is approved, the specified duration of the term of membership to the Board of Directors will be shortened to end at the annual meeting of stockholders to be held in 2005);

(2)	The amendment to Global Energy’s Certificate of Incorporation to terminate Global Energy’s three-class Board of Directors structure so that all directors are elected annually;

(3)	The amendment to Global Energy’s Certificate of Incorporation to increase the number of authorized shares of common stock, $.001 par value per share (the “Common Stock”), of Global Energy from 50 million to 100 million; and

(4)	At the discretion of the persons named in the enclosed form of proxy, any other matter that may properly come before the meeting or any adjournment thereof.

5.     Q: How does the Board of Directors of Global Energy recommend I vote?

A: The Board of Directors of Global Energy recommends a vote:

•	FOR each of the nominees to serve on our Board of Directors,

•	FOR amending Global Energy’s Certificate of Incorporation to terminate Global Energy’s three-class Board of Directors structure so that all directors are elected annually; and

•	FOR amending Global Energy’s Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50 million to 100 million.

6.     Q: What effect will the Financing Transaction have on my interests as a stockholder?

A: In January 2004, Global Energy completed a financing transaction (the “Financing Transaction”), which resulted in Global Energy Acquisition Group, LLC, an Oklahoma limited liability company (“GEAG”), acquiring a majority of the voting power of the Company on all but a limited number of matters. Further information regarding the Financing Transaction, including details relating to GEAG, the amount and source of consideration used, the basis of control, the date and description of the transaction and the percentage of securities owned by GEAG and the persons that controlled the Company prior to the Financing Transaction, are described in this Proxy Statement under the headings “Security Ownership of Certain Beneficial Owners, Directors and Officers” and “Certain Transactions — Financing Transaction.” As a result of holding this voting power of Global Energy, GEAG has the power to select all of the Company’s directors. GEAG and the other holders of the issued and outstanding preferred stock of Global Energy have the voting power necessary to authorize the amendments to Global Energy’s Certificate of Incorporation as described in this proxy statement.

GEAG intends to vote for each of the nominees for the Board of Directors described in this proxy statement and FOR each of the other matters proposed to be voted on at the 2004 Annual Stockholders Meeting, as described in this proxy statement.

7.     Q: How will the proceeds from the Financing Transaction be used?

A: Global Energy intends to use the proceeds from the Financing Transaction for its ongoing expenses. Under certain circumstances, a significant portion of these proceeds may be used to pay Turnaround Specialists pursuant to a Turnaround Services Agreement further described under the heading “Certain Transactions — Financing Transaction.”

8.     Q: Who is entitled to vote?

A: Stockholders of record at the close of business on    , 2004, which is the record date.

9.     Q: How do I vote?

A: By any one of the following methods:

•	By signing, dating and completing the enclosed proxy card and returning it in the enclosed self-addressed envelope by mail; or

•	In person, at the meeting.

     If you hold your shares through a bank, broker or other nominee, that institution will give you separate instructions for voting your shares.

10.     Q: How can I revoke or change my vote?

A: If you have already voted and wish to change or revoke your vote, you may do so at any time prior to the meeting by any one of the following methods:

(1)	notifying in writing John R. Bailey, Secretary, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024;

(2)	voting in person at the meeting; or

(3)	returning a later-dated proxy card revoking or changing the previous vote that is received prior to the meeting.

11.     Q: Who will count the votes?

A: Officers or other employees of Global Energy will count the votes and act as the inspector of the election.

12.     Q: Is my vote confidential?

A: Yes. Proxy cards and ballots that identify individual stockholders are mailed or returned directly to the Company’s Secretary (or his designee) and handled in a manner that protects your voting privacy. Your vote will not be disclosed except:

(1)	as needed to permit the inspector of elections to tabulate and certify the vote; or

(2)	as required by law.

     Your identity will be kept confidential unless you ask that your name be disclosed.

13.     Q: How many shares may I vote?

A: Every holder of Common Stock is entitled to one (1) vote for each share of Common Stock held on the record date. Every holder of our preferred stock, $.001 par value per share (the “Preferred Stock”), is entitled to 10 votes for every share of Preferred Stock held on the record date. As of September 23, 2004, (i) 13,870,707 shares of Common Stock were issued and outstanding; (ii) 2,453,615 shares of Series A Preferred Stock were issued and outstanding and (iii) 1,826,614 shares of Series B Preferred Stock were issued and outstanding (or deemed issued for purposes of voting such shares).

14.     Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

15.      Q: What is a “quorum” and what vote is required to pass proposals?

A: A “quorum” is the presence, in person or by proxy, of the holders of shares of stock of Global Energy representing a majority of the votes entitled to vote at the applicable meeting. There must be a quorum present in person or represented by proxy for the meeting to be held. A Director is elected by the affirmative vote of outstanding Common Stock and Preferred Stock possessing a plurality of votes represented at the meeting and entitled to vote. The affirmative vote of outstanding Common Stock and Preferred Stock possessing a majority of votes entitled to vote on such matter is required for the amendment to Global Energy’s Certificate of

Incorporation to (i) increase the number of shares of authorized Common Stock and (ii) terminate the three-class Board of Directors structure. Cumulative voting is not permitted in the election of Directors. In addition, the consent of the holders of at least 50% of the outstanding shares of Series A Preferred Stock and the holders of at least 50% of the outstanding shares of Series B Preferred Stock is required to approve the amendment to Global Energy’s Certificate of Incorporation to increase the number of authorized shares of Common Stock. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. For any matters requiring approval of a specified percentage of votes represented by outstanding stock, such as the proposed amendments to Global Energy’s Certificate of Incorporation, abstentions and broker non-votes will have the effect of negative votes.

See the answer to Question 6 above for information regarding how GEAG, which possesses a majority of the Company’s voting power on all but a limited number of matters, plans to vote its shares of Global Energy stock that it holds.

16.      Q: Who may attend the annual meeting and how do I get on the guest list?

A: All stockholders as of the close of business on    , 2004 may attend. To be included on the guest list, you may check the box on your proxy card. If your shares are held by a broker and you would like to attend, please write to John R. Bailey, Secretary, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024. Include a copy of your brokerage account statement or omnibus proxy (which you can get from your broker), and we will place your name on the guest list.

17.     Q: How will voting on any other business be conducted?

A: At this time, we do not know of any other business to be considered at the 2004 annual meeting. If any other business is presented at the annual meeting, your signed proxy card gives discretionary authority to David E. Webb, Chairman of the Board, and John R. Bailey, a Director and the President, Chief Financial Officer, Chief Operating Officer and Secretary, to vote on such matters.

18.     Q: When are the stockholder proposals for the 2005 annual meeting due?

A: All stockholder proposals to be considered for inclusion in next year’s proxy statement and form of proxy must be submitted in writing to John R. Bailey, Secretary, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024. Any such stockholder proposals must be received prior to    , 2005, which is approximately (and no less than) 120 days prior to the date this year’s proxy statement is mailed. Additionally, the proxy for the annual meeting may confer discretionary authority to Global Energy to vote on any matter at its 2005 annual meeting of stockholders if Global Energy did not have notice of the matter at least 45 days before    , 2005, which is the same month and day in 2004 on which the registrant first mailed its proxy materials for its 2004 annual meeting of stockholders.

PROPOSALS YOU MAY VOTE ON

1. Election of Directors

     Global Energy currently has authorized five members of its Board of Directors with five Directors currently holding office. The Directors are divided into three classes with staggered terms as follows:

•	The Class I Director, David E. Webb, was elected to fill a vacancy in the Company’s Board of Directors. The term of Mr. Webb’s predecessor was to expire at the annual meeting of stockholders to be held in 2003 but no annual meeting of stockholders was held in 2003.

•	Class II Directors, which consists of John R. Bailey and Henry M. Burkhalter, whose terms will expire at the annual meeting of stockholders to be held in 2004.

•	Class III Directors, which consists of Carlos J. Coe and Steven W. Fox, whose terms will expire at the annual meeting of stockholders to be held in 2005.

     Vacancies on the Board of Directors or newly created directorships may be filled by a vote of the majority of the Directors then in office, and any Director so chosen will hold office until the next election of the class for which that Director was chosen.

     At the annual meeting of stockholders to be held on    , 2004, (i) one Director will be elected as a Class I Director for a term expiring at the annual meeting to be held in 2006 and until his respective successor is elected and qualified and (ii) two Directors will be elected as a Class II Director for terms to expire at the annual meeting of stockholders to be held in 2007 and until these successors are elected and qualified. This proxy statement also presents to Global Energy’s stockholders for their approval an amendment to Global Energy’s Certificate of Incorporation to terminate the three-class Board of Directors structure so that all Directors are elected annually. In the event that the proposal to terminate the three-class Board of Directors structure is approved, the terms of all Directors will expire at the annual meeting of stockholders to be held in 2005.

     Nominees for election this year are for Class I: David E. Webb; and for Class II: John R. Bailey and Henry M. Burkhalter. Shares represented by returned and executed proxies will be voted, unless otherwise specified, in favor of the one Class I nominee and the two Class II nominees for the Board of Directors. If any Director is unable to stand for re-election, the Board of Directors of Global Energy may reduce the Board of Director’s size, designate a substitute or leave the position vacant. If a substitute is designated, proxies voting on the original Director candidate will be cast for the substituted candidate. You may withhold authority to vote for any nominee by marking the proxy as indicated for that purpose on the proxy card.

     Your Board of Directors unanimously recommends a vote FOR each of these Directors.

2. Approval of amendment to Certificate of Incorporation to terminate the three-class Board of Directors structure so that all directors are elected annually

     Global Energy’s Board of Directors has unanimously adopted an amendment to Global Energy’s Certificate of Incorporation to terminate Global Energy’s three-class Board of Directors structure so that all directors are elected annually beginning at the annual meeting of stockholders to be held in 2005.

     The Board of Directors has determined that it is advisable to amend Article Six of Global Energy’s Certificate of Incorporation to provide for the annual nomination and election of all directors. At present, the Board is divided into three classes, each class consisting of a portion of the total number of directors. The Certificate of Incorporation further provides that all of Global Energy’s directors are elected for staggered terms: one class of the directors are elected each year and serve a three-year term. Electing corporate directors is a primary method for stockholders to influence corporate affairs and exert accountability on management. Staggering directors’ terms prevents stockholders from annually registering their views on the performance of the board collectively and each director individually and withholds from stockholders an opportunity to replace an entire board at an annual stockholders meeting if it pursues questionable or failed policies. The Board of Directors therefore believes that it is advantageous to have all directors nominated and elected annually. If the proposed amendment is approved by the stockholders, each of the current members of the Board of Directors will continue to serve until the annual meeting of stockholders to be held in 2005 and thereafter will be subject to nomination and election at each annual stockholders meeting.

     Your Board of Directors unanimously recommends that you approve the amendment to Global Energy’s Certificate of Incorporation to terminate the three-class Board of Directors structure.

3. Approval of amendment to Certificate of Incorporation to increase authorized shares of Common Stock

     Global Energy’s Board of Directors has unanimously adopted an amendment to Global Energy’s Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50 million to 100 million. As of September 23, 2004, there were 13,870,707 shares of Common Stock outstanding.

     The purpose of increasing the number of authorized shares of Common Stock is to provide additional authorized shares which may be issued upon the issuance of Common Stock required upon exercise or conversion of warrants, options and other securities previously issued by Global Energy, including warrants delivered under the Financing Transaction (described below under the heading “Certain Transactions”), as well as for such other corporate purposes as the Board of Directors determines in its discretion. Although Global Energy is not currently contemplating any future transactions that would require it to issue additional shares of Common Stock (or other securities exercisable, convertible or exchangeable for Common Stock), Global Energy may issue additional shares of Common Stock for corporate purposes, including future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under Global Energy’s employee benefit plans. The increase in the number of authorized shares of Common Stock would enable Global Energy to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

     Set forth below is a table that reflects the number of shares of Common Stock currently issued, as well as the number of shares of Common Stock that are issuable upon exercise of options and warrants outstanding as of June 30, 2004.

Shares of Common Stock Issuable upon Exercise of Outstanding Options and Warrants

Shares of Common Stock Issued or Issuable
Common Stock currently issued	13,870,707

Issuable Under 2001 Equity Incentive Plan	1,170,477

Issuable Upon Exercise of Warrants Granted or to be Granted to Series B Holders (1)	18,165,410

Issuable Upon Exercise of Warrants Granted to Series A Holders	24,536,150

Issuable Upon Exercise of Warrants Connected to Turnaround Specialist (2)	700,000

(1) Some warrants may be issued in the future pursuant to the terms of the Series B Purchase Agreement, which is further described in this proxy statement under the heading “Certain Transactions — Financing Transaction.”

(2) For further information, see the description of the Financing Transaction in this proxy statement under the heading “Certain Transactions—Financing Transaction”.

     If the amendment is approved, the Board of Directors would be authorized to issue any of the additional shares of Common Stock at such times, to such persons and for such consideration as it may determine in its discretion, except as may otherwise be required by applicable law or the rules of any exchange or quotation system on which the Common Stock may be listed. When and if they are issued, the additional shares of Common Stock would have the same rights and privileges as the presently outstanding shares of Common Stock.

     One result of an increase in the number of shares of authorized Common Stock may be to help the Board of Directors discourage or render more difficult a change in control. For example, the additional shares could be issued to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of, persons seeking to effect a takeover or gain control of Global Energy, whether or not the change of control is favored by a majority of unaffiliated stockholders. Global Energy could also privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. The issuance of any additional shares of Common Stock could also have the effect of diluting the equity interests of existing stockholders and the earnings per share of existing shares of Common Stock.

     In order to approve the amendment to Global Energy’s Certificate of Incorporation to increase the authorized number of shares Common Stock, holders of Common Stock and/or Preferred Stock having a majority of the votes entitled to vote on such matter must approve such action. In addition, the consent of the holders of at least 50% of the outstanding shares of Series A Preferred Stock and the holders of at least 50% of the outstanding shares of Series B Preferred Stock is required to approve this amendment to Global Energy’s Certificate of Incorporation. Each holder of the Series A Preferred Stock and Series B Preferred Stock may vote those shares without regard to the Voting Trust Argument entered into by those holders in connection with the Financing Transaction, which is described in this proxy statement under the heading “Certain Transactions—Financing Transaction.”

     Your Board of Directors unanimously recommends that you approve the amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock.

NOMINEES FOR DIRECTORS

     Set forth below is biographical information regarding the members of the Board of Directors that are nominated for election as directors of the Company.

     JOHN R. BAILEY. Mr. Bailey has served as a director and the Chief Financial Officer, Treasurer and Secretary of the Company since December 2003 and as the Company’s President and Chief Operating Officer since March 2004. From December 2003 through March 2004, Mr. Bailey served as the Company’s Executive Vice President. From 2002 through 2003, Mr. Bailey served as Managing Director — Corporate Finance for Holmes, Murphy & Associates, Inc. From 1988 through 2002, Mr. Bailey served as Senior Managing Director of Berkshire Partners, Inc., a private investment bank. Mr. Bailey has over twenty years experience in executive level positions with national and regional investment banking firms and has served as an executive of both public and private companies, including his service from 2001 through 2002 as Chief Executive Officer and member of the board of directors of Warrior Resources, Inc., an oil and gas exploration and production company, and his service from 1998 through 2000 as Chief Financial Officer, Senior Vice President, Treasurer, Secretary and a member of the board of directors of USA Media Group, L.L.C., a company in the cable television industry.

     HENRY M. BURKHALTER. Mr. Burkhalter, age 57, has served as a director of the Company since his election by Global Energy’s Board of Directors in March 2004 to fill a vacancy that existed at the time of his election. This election was not a condition of the completion of the Financing Transaction. Mr. Burkhalter is President and Chief Executive Officer of Investsearch Capital, LLC, a venture capital company. From 2000 to 2001, Mr. Burkhalter served as Chief Operating Officer of WorldCom Wireless Solutions, Inc., a subsidiary of MCI, Inc. formerly known as WorldCom Inc. In 2002, WorldCom Wireless Solutions, Inc. filed a petition in bankruptcy. Prior to 2000, Mr. Burkhalter served as President and Chief Executive Officer of Wireless One, Inc., a company involved in the wireless cable and internet business. Mr. Burkhalter serves as a member of the board of directors of Wi-Lan Inc., a manufacturer of wireless communications equipment.

     DAVID E. WEBB. Mr. Webb, age 57, has served as a director of Global Energy since his election by Global Energy’s Board of Directors in March 2004 to fill a vacancy that existed at the time of his election. This election was not a condition of the completion of the Financing Transaction. Since March 1998, Mr. Webb has managed the investments of Webb Capital, L.L.C. From December 1996 to March 1998, Mr. Webb served as President and Chief Executive Officer of CS Wireless Systems, Inc., a wireless cable company.

DIRECTORS CONTINUING IN OFFICE

     Set forth below is biographical information regarding the members of the Board of Directors that are continuing in office.

     CARLOS J. COE. Mr. Coe has served as a director and Chief Executive Officer of the Company since September 2003. From September 2003 through December 2003, Mr. Coe served as the Company’s President. From 2000 to 2003, Mr. Coe served as Chief Executive Officer and President of Anthony International, a manufacturer of glass doors systems for refrigerated display cases. From 1994 to 1999, Mr. Coe served as a Vice President of Whirlpool’s worldwide air treatment business unit.

     STEVEN W. FOX. Mr. Fox, age 47, has served as a director of the Company since March 2004. Mr. Fox has served as the Chief Executive Officer and General Manager of Quest Capital Alliance, L.L.C., a private equity fund, since September 2000. Prior to that time, Mr. Fox served in a number of executive positions for Bank of America and Boatmen’s Bank, and its affiliates. Mr. Fox serves as a member of the board of directors of Decorize, Inc.

STATEMENT OF CORPORATE GOVERNANCE

General

     The Board of Directors held four meetings in 2003. During 2003, each of the Directors currently in office attended at least 75% of the Board of Directors meetings held while that Director was a member of the Board of Directors. In April 2004, the Board of Directors established four standing committees. The charters for these committees (except the Executive Committee, which does not have a charter) are available in the “Committee Charter” section of the Company’s website, www.gegsolutions.com, and our Audit Committee Charter is attached to this proxy statement as Exhibit A.

     Audit Committee. The Audit Committee assists the Board in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the compliance by the Company with legal and regulatory requirements, (iv) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, and (v) related party transactions. The members of the Audit Committee are Henry M. Burkhalter, David E. Webb and Steven W. Fox. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules. The Audit Committee was formed in April 2004.

     Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for Global Energy’s officers and employees and administers our 2001 Equity Incentive Plan. The members of the Compensation Committee are Henry M. Burkhalter and David E. Webb. The Compensation Committee was formed in April 2004.

     Corporate Governance Committee. The Corporate Governance Committee identifies qualified candidates for Board membership and recommends to the Board of Directors nominees to be voted on at the annual meeting of stockholders. The members of the Corporate Governance Committee are Henry M. Burkhalter, Steven W. Fox and David E. Webb. The Corporate Governance Committee was formed in April 2004.

     Executive Committee. The Executive Committee exercises authority and makes recommendations to the Board of Directors regarding matters specifically delegated to it by the Board of Directors. Members of the Executive Committee are John R. Bailey, Henry M. Burkhalter and David E. Webb. The Executive Committee was formed in April 2004.

     The Board of Directors has determined that none of its members are an “independent director” as that term is defined by NASD Rule 4200.

     Since the last annual meeting of stockholders we have taken measures to improve our corporate governance, including adopting a Code of Conduct, which is available on the “Code of Conduct” section of our website, www.gegsolutions.com. The Code of Conduct sets forth ethical requirements for Global Energy’s employees, officers and directors.

Disclosure Regarding Nominating Committee Functions and Communications Between Stockholders and the Board of Directors

     Our Corporate Governance Committee’s responsibilities include performing the functions of a nominating committee pursuant to its charter.

•	The Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Any such nominations together with appropriate biographical information should be submitted to the Chairman of the Corporate Governance Committee, c/o Secretary, 5000 Legacy Drive, Suite 470, Plano, Texas 75024.

•	The Corporate Governance Committee Charter sets forth the qualifications that are to be considered in connection with the selection of a nominee to the Company’s Board of Directors.

•	The process for identifying and evaluating nominees is described in the Corporate Governance Committee Charter. The evaluation process for candidates is the same regardless of the source of the recommendation.

•	The Company did not pay a fee to any third party to identify or evaluate this year’s nominees for director; however, we may retain such parties in the future, particularly with respect to nominees that are not already directors.

•	Since the last annual meeting, the Corporate Governance Committee has not received a recommended nominee from a stockholder owning 5% or more of the Company’s stock, except in connection with the Financing Transaction described in this proxy statement below under the heading “Certain Transactions.”

•	The Board of Directors does not have a specific process for securityholders to send communications to the Board of Directors. However, communications to the Board of Directors may be delivered in care of the Company Secretary, John R. Bailey, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024. Employees and others who wish to contact the board or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using this address.

•	The Board of Directors does not have a policy regarding Director attendance at the Company’s annual meetings.

DIRECTORS’ COMPENSATION

     While the Board of Directors may change its policy in the future, the Company currently pays its directors no compensation for their service on the Company’s board of directors or its committees, except that the Company reimburses its directors for any expenses associated with attending the meetings.

EXECUTIVE OFFICERS

     The executive officers of Global Energy are as follows:

Name		Position
Carlos J. Coe	46	Chief Executive Officer, Director

John R. Bailey	51	President, Chief Financial Officer, Chief Operating Officer, Secretary, Director

Thomas H. Hebert	64	Chief Technology Officer

Keith Glaze	42	Vice President — Operations

     Set forth below is information concerning the business experience of each executive officer of Global Energy that is not also a member of the Board of Directors:

     THOMAS H. HEBERT. Mr. Hebert has served as the Company’s Chief Technology Officer since March 2004. From October 2001 to March 2004, Mr. Hebert served as the Company’s Vice President — Research and Development. Prior to that time, Mr. Hebert served its predecessor GEER in this capacity since February 1998. With over 32 years in the construction, HVACR and refrigeration industries, Mr. Hebert has invented and been the principal design engineer for numerous technologies, including several patented products. From June 1995 to September 1997, he served as Vice President of Engineering with Energy Technologies, Inc. Mr. Hebert has focused on product development, applications and manufacturing/production development, and has spent over twenty years in the development and research of his proprietary inventions. Mr. Hebert earned a BS in Physics and an M. SCI in Physical Chemistry from the University of South Florida and is a Masters Candidate in Engineering.

     KEITH GLAZE. Mr. Glaze was appointed Vice President — Operations in October 2001. From 1998 to October 2001, Mr. Glaze served its predecessor company, GEER, in this same capacity and in others. From 1997 to 1998, Mr. Glaze was an Executive Business Analyst with George S. May International, a consulting firm specializing in quality programs and process improvement. From 1989 to 1997, Mr. Glaze worked for York International in a variety of positions. From 1994 to 1997, Mr. Glaze served as the Regional Sales Manager with responsibility for inventory control and distribution for the Jacksonville, Florida region. Mr. Glaze has a BS degree in business administration from Trinity College

NAMED EXECUTIVE OFFICERS’ COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation earned by each person that served in 2003 as our Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2003 were in excess of $100,000. These persons are collectively referred to as the “Named Executive Officers.”

     In accordance with the rules of the Securities and Exchange Commission, the compensation described in the following table does not include medical insurance, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees. In addition, the compensation described in the following table may not include certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus disclosed in the table.

SUMMARY COMPENSATION TABLE

			Long-Term
Name and	Fiscal		Compensation
Principal Position	Year	Salary	Option Awards/SARs
Carlos J. Coe (1)	2003	—	—
Chief Executive Officer
Guy S. Frankenfield (2)	2003	$103,146	45,000
Executive Vice President -	2002	40,408	50,000
Marketing and Sales
Joseph H. Richardson (3)	2003	95,500	—
Former President and	2002	95,673	555,318
Chief Executive Officer

(1) Mr. Coe became an officer and director of the Company in September 2003 in connection with a loan by Global Energy Acquisition Group, L.L.C. to the Company. As described below under “Certain Transactions,” in connection with the Financing Transaction the Company entered into the Turnaround Services Agreement with Turnaround Specialists, L.L.C. Mr. Coe, as an affiliate of Turnaround Services, L.L.C., benefits from the payments made by the Company to Turnaround Specialists under the Turnaround Services Agreement. The Company does not directly compensate Mr. Coe for his services to the Company, except that Mr. Coe does participate in the Company’s employee benefit plans.

(2) Mr. Frankenfield became an officer of the Company in July 2002. Mr. Frankenfield’s relationship with Global

Energy terminated in May 2004.

(5) Mr. Richardson became an officer and director of the Company in March 2002. Mr. Richardson resigned his officer positions in August 2003 to accept a position with Allegheny Power, part of Hagerstown, Maryland based Allegheny Energy, Inc. He remained a director until September 2003, when Mr. Coe was appointed to the Company’s Board of Directors. Certain amounts of compensation earned by Mr. Richardson during 2003 were exchanged for securities of the Company in the Financing Transaction described in this proxy statement below under the heading “Certain Transactions-Financing Transaction.” The option awards to Mr. Richardson reflected in the table were terminated in connection with his separation from Global Energy.

     Option Grants In Last Fiscal Year. The following table sets forth the stock option grant made during the year ended December 31, 2003, to the following Named Executive Officer.

	Number of
	Securities
	Underlying Options	% Of Total Options	Exercise Price
Name	Granted (1)	Granted in 2003 (2)	per Share	Expiration Date (3)
Guy S. Frankenfield (4)	45,000	21.7%	$0.01	7/16/13

(1) The options vested on January 1, 2004.

(2) Based on options granted during 2003 to purchase an aggregate of 207,500 shares of common stock.

(3) The options have a term of ten (10) years, but may terminate before their expiration date in the event of the death, disability or termination of employment of the optionee.

(4) Mr. Frankenfield’s relationship with Global Energy terminated in May 2004.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth information concerning options exercised during 2003 and options held on December 31, 2003, by our Named Executive Officers whose salary and bonus exceeded $100,000 for 2003.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-The-Money Options at
	on	Value	Options at Year-End		Year-End (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Guy S. Frankenfield (2)	—	—	95,000	—	$6,300	—

(1) Based on the difference between the option exercise price and the closing sale price of $0.10 of Global Energy’s common stock as reported on the OTC Bulletin Board on December 31, 2003, the last trading day prior to the closing of our fiscal year multiplied by the number of shares underlying the options.

(2) Mr. Frankenfield’s relationship with Global Energy terminated in May 2004.

     Employment Arrangements. Mr. Bailey and Mr. Coe are compensated for their services as officers of the Company under the Turnaround Services Agreement described below under “Certain Transactions.” In addition, these individuals participate in the Company’s employee benefit plans.

     As of January 2004, Global Energy entered into an employment agreement with Guy S. Frankenfield, which was terminated pursuant to a separation agreement effective May 2004. The employment agreement provided for annual base salary of at least $110,000 for Mr. Frankenfield and eligibility to receive a bonus determined by the Board of Directors or the Compensation Committee. The employment agreement had an initial term of three years from January 1, 2004. The employment agreement provided that Global Energy could terminate Mr. Frankenfield’s employment for good cause or without good cause (as those terms are defined in the agreement) or upon disability. Mr. Frankenfield could terminate the agreement voluntarily. Under the terms of the separation agreement, Global Energy continued to pay Mr. Frankenfield his salary and benefits through August 2004 and extended Mr. Frankenfield’s right to exercise options granted by Global Energy for three months.

AUDIT COMMITTEE REPORT

     The Board of Directors established an Audit Committee in April 2004. Until that time, the Company’s Board of Directors carried out the functions of an audit committee.

     Management is responsible for Global Energy’s financial reporting process, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. Global Energy’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our non-employee directors are not employees of Global Energy. Except as otherwise stated in our biographical information, we are not and do not represent ourselves to be, or to serve as, accountants or auditors by profession, or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on Global Energy’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that Global Energy’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Global Energy’s financial statements has been carried out in accordance with generally accepted auditing standards or that our company’s independent accounts are in fact “independent.”

     The Board of Directors has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. Global Energy’s independent auditor also provided the Board of Directors with the written disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and the Board of Directors discussed with the independent auditor that firm’s independence. Based on the review and discussions referred to in this paragraph, the Board of Directors determined that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the last fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Board of

Directors
DAVID E. WEBB, Chairman
JOHN R. BAILEY
HENRY M. BURKHALTER
CARLOS J. COE
STEVEN W. FOX

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

     The following table sets forth information regarding the beneficial ownership of our Preferred Stock and our common stock as of September 23, 2004, for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of any class of our voting securities;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and Named Executive Officers as a group.

     The percentages of shares of the Company’s common stock owned provided in the table is based on 13,870,707 shares of the Company’s common stock outstanding as of September 23, 2004. The percentages of shares of Preferred Stock owned provided in the table is based on 4,280,229 shares of Preferred Stock outstanding as of September 23, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based upon information provided by them. In computing an individual’s beneficial ownership, the number of shares of the Company’s common stock subject to warrants or options held by that person that are exercisable within 60 days of September 23, 2004, are also deemed outstanding and are shown in the column labeled “Warrants.” These shares, however, are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Unless a footnote indicates otherwise, the address of each person listed below is c/o Global Energy Group, Inc., 2346 Success Drive, Odessa, Florida 33556.

	Shares of Preferred Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Number
Name	(Series)		Percent	Number	Warrants	Percent
Global Energy Acquisition Group, L.L.C. (1) (11)	1,826,614	(B)	42.7%	—	18,165,410	56.7%
Quest Capital Alliance, L.L.C. (2)(11)	571,014	(A)	13.3	170,000	5,710,140	30.0
Richard E. Wiles (3)	—		*	1,534,798	—	11.1
Eugene Cornett (4)	—		*	1,536,464	—	11.1
Neal S. Stubbs (5)	—		*	3,434,005	—	24.8
Thomas H. Hebert	—		*	1,456,205	—	10.5
Robert J. Smith (6) (11)	1,292,362	(A)	30.2	—	12,923,620	48.2
Joseph H. Richardson (7) (11)	334,863	(A)	7.8	—	3,348,630	19.4
Peter E. Toomey (8) (11)	255,376	(A)	6.0	—	2,553,760	15.5
Carlos J. Coe (9)	—		*	—	700,000	4.8
John R. Bailey (9)	—		*	—	700,000	4.8
Guy S. Frankenfield (10)	—		*	70,000	—	*
Henry M. Burkhalter (1)	—		*	—	—	*
David E. Webb (1)	—		*	—	—	*
Steven W. Fox (2)	—		*	—	—	*
Directors and Named Executive Officers as a group (6 persons)	2,732,491		63.8%	240,000	27,924,180	67.0%

*	less than 1%

(1)	The address of Global Energy Acquisition Group, L.L.C. is 5000 Legacy Drive, Suite 470, Plano, Texas 75024. David E. Webb and Henry M. Burkhalter, who are on Global Energy’s Board of Directors, are affiliated with, and control the disposition and voting of, the shares of the Company beneficially owned by Global Energy Acquisition Group, L.L.C.

(2)	The address of Quest Capital Alliance, L.L.C. is 3140 E. Division Street, Springfield, Missouri 65802. Steven W. Fox, who is on Global Energy’s Board of Directors, is General Manager and a Principal of Quest. Mr. Fox controls the disposition and voting power of the shares of the Company’s capital stock beneficially owned by Quest, and every action or transaction that benefits Quest directly or indirectly benefits Mr. Fox. This control of voting power, however, is subject to the Voting Trust Agreement referred to in footnote 11 to this table.

(3)	The address of Richard E. Wiles is 4304 Beau Rivage Circle, Lutz, Florida 33558.

(4)	The address of Eugene Cornett is 27110 Coral Springs Drive, Wesley Chapel, Florida 33543.

(5)	The address of Neal S. Stubbs is 928 Oakfield Drive, Brandon, Florida 33551.

(6)	The address of Robert J. Smith is 3865 Turtle Hatch Road, Springfield, Missouri 65809.

(7)	The address of Joseph H. Richardson is 147 North Drive, Pitts, PA 15238.

(8)	The address of Peter E. Toomey, 119 Riding Trail Lane, Pittsburgh, PA 15215.

(9)	Carlos J. Coe and John R. Bailey are each an officer of the Company and on Global Energy’s Board of Directors. Each is affiliated with Turnaround Specialists, L.L.C. The shares indicated as being beneficially owned represent warrants held by Turnaround Specialists, L.L.C. to purchase 700,000 shares of Common Stock.

(10)	Mr. Frankenfield’s relationship with Global Energy terminated in May 2004.

(11)	The rights, limitations and preferences of each series of Preferred Stock are described in below under the heading “Certain Transactions.” The shares of Series A Preferred Stock are held subject to a Voting Trust Agreement, which is described below under the heading “Certain Transactions.” With respect to matters to which the terms of the Voting Trust Agreement apply, for purposes of voting control Global Energy
Acquisition Group, LLC possesses beneficial ownership of 100% of the outstanding shares of Preferred Stock.

CERTAIN TRANSACTIONS

Financing Transaction

     On January 30, 2004, upon the approval of Global Energy’s board of directors, Global Energy completed a financing transaction (the “Financing Transaction”), which is described in greater detail in the following sections of this Proxy Statement. On January 30, 2004, the closing price of the Common Stock was $0.12 per share. Under the Financing Transaction, Global Energy carried out the following actions:

•	The creation of two new series of preferred stock, referred to as Series A Preferred Stock and Series B Preferred Stock.

•	The issuance of, or the agreement to issue, up to 2.5 million shares of Series B Preferred Stock at a price of $1.00 per share:

•	approximately 563,000 shares of Series B Preferred Stock were issued on January 30, 2004 at a price of $1.00 per share. These shares were issued to GEAG in exchange for promissory notes previously issued to GEAG for bridge loan financing provided by GEAG in the latter part of 2003 and early 2004. For each dollar of principal owed under such notes, GEAG also received at the closing of the Financing Transaction warrants to purchase 2 additional shares of Common Stock at a price of $0.10 per share. Prior to the Financing Transaction, the Company had issued to GEAG warrants to purchase 8 shares of Common Stock at a price of $0.10 per share for each dollar loaned to the Company by GEAG under these bridge loans.

•	between February 1, 2004 and September 23, 2004, approximately 1,264,000 shares of Series B Preferred Stock have been issued in exchange for cash invested in the Company by GEAG. For each dollar of cash invested in Series B Preferred Stock, GEAG received warrants to purchase 10 shares of the Company’s common stock at a price of $0.10 per share. The date the Series B Holders delivered cash for the securities, together with the closing price of the Company’s common stock on each such date, are as follows:

Date	Closing Price
April 7, 2004	$0.25
May 4, 2004	0.31
June 16, 2004	0.20
June 30, 2004	0.19
July 27, 2004	0.15
August 10, 2004	0.13
August 19, 2004	0.17
August 25, 2004	0.27
September 3, 2004	0.20
September 10, 2004	0.15
September 22, 2004	0.21

•	up to 673,000 shares will be issued in exchange for cash invested by GEAG from September 24, 2004 through July 31, 2005. For each dollar of cash invested in Series B Preferred Stock, GEAG will receive warrants to purchase 10 shares of the Company’s common stock at a price of $0.10 per share.

•	The agreement to issue, for cash, of up to 2,000,000 shares of Series B Preferred Stock at a price of $1.00 per share, at the option of GEAG. These shares, if issued, will be issued in exchange for cash to be invested in the Company by GEAG at any time prior to September 15, 2008. For each dollar of cash invested in Series B Preferred Stock, GEAG also will receive warrants to purchase 10 shares of Common Stock at a price of $0.10 per share.

•	The issuance on January 30, 2004, in exchange for amounts payable by the Company, of 2.45 million shares of Series A Preferred Stock at a price of $1.00 per share. These shares were issued to several creditors of the Company in satisfaction of promissory notes and, in some instances, unpaid salary payable by the Company to those creditors of the Company, as well as warrants for Common Stock held by those creditors. For each dollar owing by the Company such creditors also received on January 30, 2004 warrants to purchase 10 shares of Common Stock at a price of $0.30 per share.

•	The entering into a Turnaround Services Agreement with Turnaround Specialists, L.L.C., which is helping to establish and implement operational, financial, marketing and other policies and procedures. The Company is paying Turnaround Specialists $45,000 per month during the term of the agreement, and Global delivered to Turnaround Specialists on January 30, 2004 a warrant to purchase up to 700,000 shares of Common Stock for $0.10 per share. Turnaround Specialists is owned by Carlos J. Coe and John R. Bailey, both of whom serve as Directors and officers of the Company.

Background

     In 2003 and the early part of 2004, the Company was in an extremely tight cash situation. All funds previously advanced to or borrowed by the Company already had been used or committed to pay corporate expenses and to make payments to vendors. The Company was unable to pay compensation and other amounts owed to its senior management, and during this period Joseph Richardson (former President, Chief Executive Officer and director) and Peter Toomey (former Executive Vice President, Chief Financial Officer and director) resigned their positions to pursue other opportunities. Without the Financing Transaction the Company would not have been able to continue operations unless additional financing was obtained in the immediate future. In connection with its loans to the Company, GEAG required that Carlos J. Coe be appointed as a director and as Chief Executive Officer of the Company and that John R. Bailey be appointed as a director and as Chief Financial Officer of the Company, taking the places of Mr. Richardson and Mr. Toomey. Currently, Mr. Coe serves as a director and as the Company’s Chief Executive Officer, and Mr. Bailey serves as a director and as the Company’s President, Chief Financial Officer, Chief Operating Officer and Secretary. The Company’s board of directors is currently comprised of Mr. Bailey and Mr. Coe, as well as David E. Webb, Henry M. Burkhalter and Steven W. Fox.

     In connection with its loans to the Company, GEAG also required that the Company enter into a product distribution arrangement with Global Energy Distribution Group, L.L.C., an affiliate of GEAG, which is described further below under the heading “Distribution Arrangements.”

Series B Purchase Agreement

     GEAG’s investment obligation is set forth in the Series B Purchase Agreement, the material terms of which are as follows:

     Amount Of Investment. In the first eighteen months after the closing of the Financing Transaction GEAG must purchase at least 2.5 million shares of Series B Preferred Stock in amounts that correspond to the ongoing operational expenses of Global during that period of time. A portion of these shares were issued in satisfaction of 90-day bridge notes of the Company outstanding prior to the completion of the Financing Transaction. The remainder of these shares have been and will be purchased for cash. In addition, GEAG has the option to invest an additional $2.0 million, at its discretion, at any time on or before September 15, 2008. Through June 2004, approximately 1.6 million shares of Series B Preferred Stock and warrants for approximately 15.5 million shares of common stock have been issued or are issuable to GEAG.

     Series B Warrants. As additional consideration and as an inducement to make its investment in the Company, stock purchase warrants (“Series B Warrants”) have been and will be issued to GEAG in connection with issuing the Series B Preferred Stock. The Series B Warrants give GEAG the right to purchase shares of common stock at $0.10 per share and are exercisable for seven years from the date of issuance. The Series B Warrants cover ten shares of common stock for each share of Series B Preferred Stock issued for cash and two shares of common stock for each share of Series B Preferred Stock issued in exchange for outstanding 90-day bridge notes of the Company (warrants were issued only with respect to the principal portion of such notes and not the interest portion). Prior to the Financing Transaction, the Company had issued to GEAG warrants to purchase 8 shares of common stock at a price of $0.10 per share for each dollar loaned to the Company by GEAG under these bridge loans.

     Use Of Proceeds. GEAG’s investment has been and will be applied to ongoing financial obligations, including dividend and redemption payments on preferred stock and obligations under the Turnaround Services Agreement.

     Limit On GEAG’s Obligation. GEAG will be relieved of its investment obligation at GEAG’s discretion if the Company breaches its obligations under the Series B Purchase Agreement or suffers a material adverse change.

Distribution Arrangements

     In connection with loans made to the Company, GEAG required that the Company enter into a product distribution agreement with Global Energy Distribution Group, L.L.C. (“GEDG”), an affiliate of GEAG. This agreement grants to GEDG non-exclusive product distribution rights (and, under certain circumstances, manufacturing rights). However, the agreement provides that if aggregate financing provided by GEAG reaches $500,000 GEDG’s distribution rights become exclusive, except for any distribution rights held at the time by other parties. Financing provided by GEAG reached $500,000 in January 2004. Accordingly, GEDG’s distributorship is now an exclusive one, except for the existing distribution rights held by one unaffiliated third party under a distribution agreement entered into by the Company prior to entering into the distribution agreement with GEDG.

Turnaround Services Arrangement

     As a condition to its entering into the Financing Transaction, GEAG required that the Company enter into a Turnaround Services Agreement with Turnaround Specialists, L.L.C. Turnaround Specialists is helping to establish and implement operational, financial, marketing and other policies and procedures. Mr. Coe and Mr. Bailey own and are employed by Turnaround Specialists, which provides the services of those individuals. Currently, Mr. Coe serves as the Company’s Chief Executive Officer, and Mr. Bailey serves as the Company’s President, Chief Financial Officer, Chief Operating Officer and Secretary. Those individuals are compensated only by Turnaround Specialists. They have not received compensation for their services directly from the Company, except that they do participate in Global’s employee benefit plans. They are not expected to receive any such compensation unless Global agrees otherwise.

     Under the Turnaround Services Agreement, the Company pays Turnaround Specialists $45,000 per month. Global also delivered to Turnaround Specialists on January 30, 2004 a warrant to purchase up to 700,000 shares of Common Stock for $0.10 per share. For services rendered prior to the effectiveness of the Turnaround Services Agreement, the Company paid Turnaround Specialists $100,000, plus $45,000 per month (prorated for partial months) from December 1, 2003 through January 30, 2004. Under the Turnaround Services Agreement, Turnaround Specialists will receive a “success fee” of $1 million upon a sale or merger of the Company or its business or any similar transaction.

     Under certain circumstances a significant portion of the financing provided by GEAG may be used to pay Turnaround Specialists. The Turnaround Services Agreement has a term of three years. The Company may not terminate the agreement for at least two years unless Turnaround Specialists breaches the agreement and the breach continues for a period of time. If the Company terminates the Turnaround Services Agreement prior to the expiration of its term without cause and without the approval of Turnaround Specialists and a change of control approved by the stockholders of the

Company is completed within twelve months following the date of termination, then the Company must pay to Turnaround Specialists a termination fee in an amount equal to $45,000 multiplied by the number of months remaining after the date of termination on the original term of the agreement.

Series A Purchase Agreements

     As a condition to its entering into the Financing Transaction, GEAG required that the Company’s four principal creditors at the time (other than GEAG) exchange amounts payable to them (totaling approximately $2.45 million), as well as warrants to purchase up to 5.4 million shares of Common Stock, for shares of Series A Preferred Stock. The terms of the transactions with these persons (referred to as the “Series A Holders”) are set forth in four separate documents, each referred to as a Series A Purchase Agreement, the material terms of which are as follows:

     The Series A Holders. Amounts owed to the Series A Holders were secured by a pledge of the Company’s assets. The Series A Holders and the amounts that were owed to them (as well as the warrants held by them) before the closing of the Financing Transaction are as follows:

•	Quest Capital Alliance, L.L.C., a Missouri limited liability company, was owed approximately $571,000 by the Company and held warrants to purchase 2.1 million shares of Common Stock. Steven W. Fox, who has been appointed to the Company’s Board of Directors, is General Manager and a Principal of Quest. Accordingly, every action or transaction that benefits Quest directly or indirectly benefits Mr. Fox.

•	Robert Smith, an individual, was owed approximately $1.3 million by the Company and held warrants to purchase 2.1 million shares of Common Stock.

•	Joseph H. Richardson, an individual who is a former director and former officer of the Company, was owed approximately $324,000 by the Company and for compensation and reimbursements not yet paid and held warrants to purchase 679,000 shares of Common Stock.

•	Peter E. Toomey, an individual who is a former director and former officer of the Company, was owed approximately $255,000 by the Company and for compensation and reimbursements not yet paid and held warrants to purchase 500,000 shares of Common Stock.

     Investment in Series A Preferred Stock. The amounts (including both principal and interest) and the warrants referred to above were exchanged for shares of Series A Preferred Stock at a purchase price of one share of Series A Preferred Stock for every $1.00 owing by the Company to such person.

     Series A Warrants. As additional consideration and as an inducement to the Series A Holders for Series A Preferred Stock, stock purchase warrants (“Series A Warrants”) were issued to the Series A Holders in connection with issuing the Series A Preferred Stock. The Series A Warrants give the Series A Holders the right to purchase shares of Common Stock at $0.30 per share and are exercisable for seven years from the date of issuance. The Series A Warrants cover ten shares of Common Stock for each dollar owed (including both principal and interest) by Global to such person before at the time the debt was exchanged for Preferred Stock.

     Voting Trust Agreement. The Series A Holders, the Company and GEAG have entered into a Voting Trust Agreement that, subject to certain exceptions, grants all voting rights in the Series A Preferred Stock to GEAG. Accordingly, GEAG as the trustee of the voting trust has the right to determine how the shares of Series A Preferred Stock will be voted in elections for directors and other matters brought before a vote of stockholders. The Series A Holders retain the right to direct the voting of the Series A Preferred Stock in certain matters, including in particular any change in the rights of holders of Series A Preferred Stock, any incurrence of additional indebtedness by the Company, and any authorization of any additional class or series of capital stock or any increase in the authorized capital of the Company. The Voting Trust Agreement terminates upon the consent by all the parties to terminate or at the time as there are no shares of Series A Preferred Stock subject to the Voting Trust Agreement.

     Transfer Restrictions. The Series A Purchase Agreements generally prohibit any transfer of the Series A Preferred Stock for a period of three years.

Terms of the Preferred Stock

     The terms of the Series A Preferred Stock and the Series B Preferred Stock were established under two Certificates of Designation which were filed with the Delaware Secretary of State and, upon filing, became part of the Company’s Certificate of Incorporation. The material terms of the Series A Preferred Stock and the Series B Preferred Stock (both series together being referred to as the “Preferred Stock”) are described below. Except as otherwise indicated, the terms of both series of Preferred Stock are substantially identical.

     Voting. The Preferred Stock is entitled to 10 votes per share.

     Dividends. The Preferred Stock accrues dividends quarterly at 6% per annum calculated on a 360 day per year basis. Dividends accrue and become an obligation of the Company each quarter, regardless of whether declared and regardless of whether the Company has funds available to pay such dividends. Dividends are not to be paid except to the extent the Company has funds legally available for such purpose, and any accrued dividends remain an obligation of the Company until paid.

     Mandatory Redemption. The Company is required to redeem all shares of Preferred Stock during the three years following issuance of the shares. One-third of the shares will be called for redemption on each of the first three anniversary dates of issuance. The redemption price will be the original investment amount plus all accrued but unpaid dividends. In its discretion, the Company may accelerate redemption of the shares. If the Company and the holders of the shares agree, redemption may be deferred. In any event, shares may not be redeemed except to the extent the Company has funds legally available for such purpose.

     Liquidation And Dividend Preference. The Preferred Stock is entitled to a liquidation preference, prior to any payment or distribution with respect to common stock, equal to the amount originally paid for the Preferred Stock plus accrued dividends. No dividends may be paid on the common stock if there are any accrued but unpaid dividends on the Preferred Stock, and no amount may be distributed with respect to common stock in connection with a liquidation of Global until the Preferred Stock liquidation preference is paid.

     Rank. The Preferred Stock ranks senior to the common stock, and the Series B Preferred Stock ranks senior to the Series A Preferred Stock as to liquidation preference and dividends.

Voting Control by GEAG

     As a result of the Financing Transaction, GEAG controls a majority of the Company’s outstanding voting power on all but a limited number of matters. Consequently, GEAG has the power to select all of the Company’s directors. The Board of Directors has the power to, among other matters, to (i) authorize the Company to enter into, modify and/or perform any agreement, (ii) authorize the issuance of additional shares of the Company’s capital stock, subject to applicable law and their duties to the Company, to such persons and on such terms as they deem appropriate, and (iii) amend the Company’s bylaws.

     Also as a result of the issuance of shares of preferred stock under the terms of the Financing Transaction, the holders of Common Stock are subject to the rights of the holders of Global Energy’s preferred stock as described above. Additionally, assuming the exercise of the warrants delivered under the Financing Transaction, the relative ownership of Common Stock of each stockholder except for the Series A Holders has been substantially diluted. Prior to the Financing Transaction, Neal S. Stubbs, Eugene Cornett, Richard E. Wiles, Quest Capital Alliance, L.L.C. and Thomas H. Hebert each beneficially owned more than ten percent of the outstanding shares of Common Stock.

     GEAG intends to vote for each of the nominees for the Board of Directors described in this proxy statement and FOR each of the other matters proposed to be voted on at the 2004 Annual Stockholders Meeting, as described in this proxy statement.

Interests of Directors And Officers in the Financing Transaction

     A majority of the ownership of GEAG also constitutes a majority of the ownership of GEDG. Every action or transaction that benefits GEAG and/or its owners will directly or indirectly benefit GEDG and/or its owners, and vice versa. Two members of the Company’s board of directors, David E. Webb and Henry M. Burkhalter, are owners and controlling persons of GEAG and GEDG. Quest Capital and Robert Smith have purchased an aggregate 8% interest in GEDG.

     As a condition to the Financing Transaction, the Company entered into the Turnaround Services Agreement with Turnaround Specialists, as described above. Turnaround Specialists is owned by Carlos J. Coe and John R. Bailey. All compensation and other consideration paid by the Company to Turnaround Specialists will directly benefit Messrs. Coe and Bailey, who together own 100% of Turnaround Specialists. Except as described in this proxy statement, Messrs. Coe and Bailey do not have any interest in, and is not otherwise affiliated with, GEAG or GEDG. In 2003, Global Energy paid Turnaround Specialists, L.L.C. $145,000 for services under the Turnaround Services Agreement.

     The Financing Transaction enabled the Company to pay amounts owed to the Series A Holders. Without the financing to be provided by GEAG the Company would have been unable to pay the indebtedness owed to Series A Holders. But for the Financing Transaction, the Series A Holders might have received little if any of the amounts owed them by the Company.

Other Transactions

     Pursuant to an Investment Agreement between the Company and one of its principal stockholders, Mr. Robert Smith, the Company borrowed $410,000 from Mr. Smith in 2003 and issued to Mr. Smith, as additional consideration for lending such amounts to the Company, warrants to purchase up to 400,000 shares of our Common Stock at an exercise price of $1.00 per share and an additional 620,000 shares at an exercise price of $0.50 per share, in each case exercisable for three years from the date of issuance. The Company issued its short-term promissory notes with respect to the borrowed amounts, each bearing interest at 8% per annum and secured by a pledge of substantially all of the assets of the Company. To avoid a default under the notes, in January 2004 the Company issued new 90-day bridge notes in exchange for the old notes. The notes and the warrants described in this paragraph were cancelled as part of the Financing Transaction.

     Pursuant to an Investment Agreement between the Company and another of its principal stockholders, Quest Capital Alliance, L.L.C., the Company borrowed $200,000 from Quest in 2003 and issued to Quest, as additional consideration for lending such amounts to the Company, warrants to purchase up to 400,000 shares of our Common Stock at an exercise price of $0.50 per share, in each case exercisable for three years from the date of issuance. The Company issued its short-term promissory notes with respect to the borrowed amounts, each bearing interest at 8% per annum and secured by a pledge of substantially all of the assets of the Company. To avoid a default under the notes, in January 2004 the Company issued new 90-day bridge notes in exchange for the old notes. The notes and the warrants described in this paragraph were cancelled as part of the Financing Transaction.

     In 2003 the Company issued warrants to two of its officers, Joseph H. Richardson and Peter E. Toomey, covering 44,572 and 35,429 shares, respectively, as additional consideration for short-term loans to the Company in the amounts of $5,572 and $4,429, respectively, in each case at an exercise price of $1.00 per share for three years from the date of issuance. To avoid a default under the loans, in January 2004 the Company issued new 90-day bridge notes in exchange for the old notes. The notes and the warrants described in this paragraph were cancelled as part of the Financing Transaction.

     The Company currently holds the exclusive rights to seven U.S. patents and seven patent-pending applications pursuant to a series of agreements with the inventor of the underlying technologies. Under the terms of these agreements, the Company has the exclusive right to pursue commercial development of the patented technologies. These agreements are with Mr. Thomas Hebert, an officer and stockholder of the Company. Mr. Hebert is entitled to royalty payments from any sales of the products produced by the Company with the patented technologies. These payments will begin in 2004 and will be tied to the dollar amount of sales by the Company of products incorporating the patented technologies. The agreements also establish minimum royalty amounts, regardless of the level of sales, if any, required to be paid to Mr. Hebert beginning in 2004. Minimum royalties under the Company’s patent agreements with Mr. Hebert would amount to $123,000 in 2004, increasing each year until reaching $700,000 in 2010 and following years. No royalty payments are required after the underlying patents expire. In addition to making royalty payments, the Company must use reasonable efforts to generate income on each patent. Failure to comply with a patent assignment or license agreement could result in the loss of the Company’s right to manufacture and sell products incorporating the patented technology. Most of these patents are essential to the Company’s business plan, and loss of the rights to exploit these patents would seriously jeopardize the Company’s existence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of these forms or written representations from the executive officers and directors, the following persons failed to file on a timely basis Section 16(a) forms during fiscal year 2003: GEAG failed to file on a timely basis a Form 3 upon its acquisition of beneficial ownership of greater than 10% of Global Energy’s common stock, as well as certain Forms 4 upon its acquisition of additional shares of Global Energy’s common stock with respect to the Financing Transaction. Carlos J. Coe and John R. Bailey each failed to file on a timely basis a Form 3 upon becoming a director and officer of the Company. Keith Glaze failed to file on a timely basis a Form 4 upon executing a transaction in our common stock in April 2003.

INDEPENDENT ACCOUNTANTS

     Baumann, Raymondo & Company served as our independent accountants for the year ended December 31, 2003, and is expected to serve in that capacity for the current year. Representatives of Baumann, Raymondo & Company are not expected to be present at the annual meeting.

     Principal Accountant Fees and Services. Aggregate fees billed for professional services rendered for the Company by Baumann, Raymondo & Company as of and for the years ended December 31, 2002 and 2003, were:

	2003(1)	2002(1)
Audit	$48,138	$86,450
Audit-Related	$—	$—
Tax	$—	$7,162
All Other	$1,897	$23,242
Total	$50,035	$116,854

(1) The aggregate fees included in “Audit” represent fees for the audit of the Company’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in all categories represent fees billed during the fiscal years.

     Audit Fees. Audit fees were for professional services rendered in connection with audits and quarterly reviews of the consolidated financial statements of the Company, review of and preparation of consents for registration statements filed with the Securities and Exchange Commission, and for subsidiary statutory audits.

     Audit-Related Fees. Audit related fees were for assurance and related services related to employee benefit plan audits and consultations regarding financial accounting and reporting standards.

     Tax Fees. Tax fees related to services for tax compliance and consulting.

     All Other Fees. All other fees were for employee benefit plan advisory services.

     Audit Committee Pre-Approval Policies and Procedures. The Company’s Audit Committee was formed in April 2004. At its regularly scheduled and special meetings, the Audit Committee of the Board of Directors expects to consider and pre-approve any audit and non-audit services to be performed by the Company’s independent accountants.

OTHER MATTERS

     We do not know of any matter other than those discussed in the foregoing materials contemplated for action at the annual meeting. Should any other matter be properly brought before the annual meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors of Global Energy. Discretionary authority for them to do so is contained in the proxies. The information on our website is not part of this proxy statement.

ANNUAL REPORT

     The SEC allows us to “incorporate by reference” into this Proxy Statement information we file with the SEC in other documents so long as we deliver the applicable reports or statements to security holders with this Proxy Statement. This means that we can disclose important information to you by referring to other documents that we file with the SEC. Since we are delivering to securityholders with this Proxy Statement the following reports that contain these materials, we incorporate by reference the materials listed below:

•	Item 6 [Management’s Discussion and Analysis or Plan of Operation] and Item 7 [Financial Statements] of our annual report on Form 10-KSB for the fiscal year ended December 31, 2003;

•	Item 1 [Financial Statements] and Item 2 [Management’s Discussion and Analysis or Plan of Operation] of our report on Form 10-QSB for the three months ended March 31, 2004; and

•	Item 1 [Financial Statements] and Item 2 [Management’s Discussion and Analysis or Plan of Operation] of our report on Form 10-QSB for the three months ended June 30, 2004.

     We will provide a copy of any exhibits to these reports without charge to any stockholder who makes a written request to John R. Bailey, Secretary, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024.

By Order of the Board of Directors,
JOHN R. BAILEY
Secretary

                    , 2004

Exhibit A
Charter of the Audit Committee of the Board of Directors
of Global Energy Group, Inc.

GLOBAL ENERGY GROUP, INC.

AUDIT COMMITTEE CHARTER

(Adopted April 27, 2004)

General

The board of directors (“Board”) of Global Energy Group, Inc. (the “Company”) has established a committee of the board known as the audit committee (the “Audit Committee”). The purpose of this Audit Committee Charter (the “Charter”) is to specify the governance and the powers and responsibilities of the Audit Committee.

Audit Committee’s Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the compliance by the Company with legal and regulatory requirements, (4) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, and (5) related party transactions.

The Audit Committee shall prepare or cause the preparation of any report required of the Committee by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Audit Committee Membership

The Audit Committee shall consist of no fewer than three members. All members of the Audit Committee shall meet the independence and experience requirements of The Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), to the extent the Company is subject to such provisions of the Nasdaq Stock Market and the Exchange Act, as well as the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the rules and regulations of the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies without prior Board approval. All members of the Audit Committee shall be “financially literate” and have a working familiarity with basic finance and accounting practices. The Chairperson and members of the Audit Committee shall be appointed by the Board, in consultation with the President and the Corporate Governance Committee, and shall serve for a period of one year or until such time as his or her successor has been duly named or until such member’s earlier resignation, death or removal. Audit Committee members may be removed (with or without a cause) and replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines is necessary to carry out its duties and responsibilities, but not less frequently than quarterly. A quorum of the Audit Committee will consist of at least 50% of the members of the Audit Committee. The Audit Committee shall meet periodically with management. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Chairperson of the Audit Committee shall designate a person who need not be a member thereof to act as Secretary and minutes of its proceedings shall be kept in minute books provided for that purpose. The agenda of each meeting will be prepared by the Secretary of the Company and, whenever reasonably practicable, circulated to each member prior to each meeting.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be solely and directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and shall have sole power to approve all audit engagement fees and terms. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority without prior Board approval, to the extent it deems necessary or appropriate, to retain (and approve compensation of) independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report, for payment of compensation to any advisors employed by the Audit Committee and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance and self-evaluate its own effectiveness. The Audit Committee, to the extent it deems necessary or appropriate, shall also:

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-KSB.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-QSB, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor (and review any related analysis prepared by management and/or the independent auditor) significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes, or alternatives considered, in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management guidelines and policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

9.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-KSB and Form 10-QSB about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls. Review and discuss any significant changes in internal controls with the Chief Financial Officer and Chief Executive Officer.

10.	Review and evaluate the lead partner of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance, objectivity and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s objectivity and independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the audit partners as required by applicable laws and regulations. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Discuss with the national office of the independent auditor, if applicable, issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

16.	Review the appointment and replacement of internal auditing personnel, if applicable.

17.	Review, if applicable, the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

19.	Review with the independent auditor any audit problems or difficulties the auditor encountered in the course of its audit work (including any restrictions on the scope of the auditor’s activities or on access to any information, and any significant disagreements with management) and management’s responses thereto.

20.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act (relating to illegal acts) has not been implicated.

21.	Obtain reports from management and the independent auditor that the Company and its affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. Review reports and disclosures of insider and related party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

22.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

24.	Discuss with the Company’s outside counsel legal, to the extent deemed appropriate, matters that may have a material impact on the financial statements or the Company’s compliance policies.

25.	Review and, if appropriate, approve all related party transactions.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to (i) plan or conduct audits or (ii) determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations or fairly present the Company’s financial condition, results of operations and cash flow. These are the responsibilities of management and/or the independent auditor. Further, management is responsible for implementing adequate internal accounting and disclosure controls and procedures and for preparing the Company’s financial statements.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GLOBAL ENERGY GROUP, INC.

     The undersigned hereby appoints David E. Webb and John R. Bailey, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated hereon, all of the shares of Common Stock, $.001 par value per share, of Global Energy Group, Inc., held of record by the undersigned on April 29, 2004, at the Annual Meeting of Stockholders to be held on June 9, 2004, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND THE PROPOSALS LISTED HEREON. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]

1. To Elect One Class I Director and Two Class II Directors:

☐ FOR all nominees listed below     ☐ WITHHOLD AUTHORITY to vote (except as marked to the contrary) for all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW:

Class I:	David E. Webb

Class II:	John R. Bailey and Henry M. Burkhalter

2. Proposal to approve an amendment to the Certificate of Incorporation to terminate Global Energy’s three-class Board of Directors structure so that all directors are elected annually.

☐ FOR     ☐ AGAINST     ☐     ABSTAIN

3. Proposal to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, $.001 par value per share, of Global Energy from 50 million to 100 million.

☐ FOR     ☐ AGAINST     ☐     ABSTAIN

4. In their discretion to vote upon such other business as may properly come before the meeting.

☐ FOR     ☐ AGAINST     ☐     ABSTAIN

DATED:      , 2004

(Signature of Stockholder)

(Signature if Held Jointly)

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.